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                                                                    Exhibit 99.1

                                                                December 3, 1997

                CBS CORPORATION ELECTS TWO ADDITIONAL DIRECTORS

                  Martin C. Dickinson, Director, Scripps Bank;
                Jan Leschly, Chief Executive, SmithKline Beecham

     Martin C. Dickinson, Director, Scripps Bank, and Chairman of the Board of the Scripps Foundation for Medicine and Science, and Jan Leschly, Chief Executive, SmithKline Beecham, have been elected to join the Board of Directors of the CBS Corporation, it was announced by Michael H. Jordan, Chairman and Chief Executive Officer, CBS Corporation.

     "These two accomplished business leaders bring valuable financial and market experience to the new CBS Corporation," Mr. Jordan said. "Jan Leschly's insights into the pharmaceutical industry, one of the fastest growing advertising categories, as well as his unsurpassed international business expertise, will be invaluable. Martin Dickinson brings a wealth of financial experience that helped to guide the expansion of Gaylord Entertainment and will be equally useful as CBS Corporation grows in the coming years."

     Mr. Dickinson has had a long and distinguished career in banking. He is currently a Director of Scripps Bank and served as Senior Credit Officer at Scripps for a decade. Prior to that, he held various posts at other major West Coast banks. He currently serves on a number of corporate and charitable boards. Mr. Dickinson is a graduate of Pomona College (B.A., economics) and Stanford University (M.B.A., finance) and served as an officer in the United States Navy.

     Mr. Dickinson is a Director of the Gaylord Entertainment Company. In 1997 Westinghouse/CBS acquired two major cable networks, TNN: The Nashville Network and CMT: Country Music Television from Gaylord.

     Mr. Leschly has been Chief Executive, SmithKline Beecham, one of the world's leading health care companies, since 1994. In his first year in that post, he was named one of Business Week's top 25 managers, won the Wall
Street Transcript Gold Medal Award for the pharmaceutical industry and received the 1995 Pharmacy Practitioner of the Year Award from the FIP (Federation Internationale Pharmacetique) Foundation for Education and Research. He joined SmithKline Beecham in 1990 as Chairman of its worldwide pharmaceutical business and member of the Board of Directors. Under his leadership, the division led the company to double-digit sales and profit growth.



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CBS Corporation...2

     Previously, Mr. Leschly had been President and Chief Operating Officer, Squibb Corporation, after serving for a decade in several major posts at Squibb. Mr. Leschly has served on a number of boards in Europe and the United States. He is a graduate of the Copenhagen College (B.S., pharmacy) and the Copenhagen School of Economics and Business Administration (B.S., business administration). He is also well known for his successes in professional tennis -- ranking 10th in the world in 1965, competing in 16 Wimbledon tournaments and representing his native Denmark in the Davis Cup.

     Mr. Leschly will join the Board effective at its January meeting. Mr. Dickinson will join the Board effective at the later of its January meeting or completion of certain regulatory reviews.

     Mr. Leschly and Mr. Dickinson will join the former members of the Board of Directors of the Westinghouse Electric Corporation who now comprise the Board of the CBS Corporation: Frank C. Carlucci, Chairman, The Carlyle Group; Robert E. Cawthorn, Chairman Emeritus, Rhone-Poulenc Rorer, Inc.; George H. Conrades, Corporate Executive Vice President and President, GTE Internetworking; William
H. Gray, President and Chief Executive Officer, The College Fund/UNCF; Mr Jordan; Mel Karmazin, Chairman and Chief Executive Officer, CBS Station Group; Hon. David K. P. Li, Chairman and Chief Executive Officer, The Bank of East Asia, Limited; David T. McLaughlin, President Emeritus of the Aspen Foundation; Richard R. Pivirotto, President, Richard R. Pivirotto Co., Inc.; Raymond W. Smith, Chairman and Chief Executive Officer, Bell Atlantic Corporation; Paula Stern, Ph.D., President , The Stern Group, Inc., and Robert D. Walter, Chairman and Chief Executive Officer, Cardinal Health, Inc.


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Contacts:   Jack Bergen       CBS Corporation     212/975-3835
            Michael Silver    CBS Corporation     212/975-3161